UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
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☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Allied Capital Corporation

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Four Leading Independent Proxy Advisory Firms Recommend Vote “For”
Proposed Merger of Ares Capital and Allied Capital;
Allied Capital Urges all Shareholders to Vote Their Shares
March 17, 2010 —— Washington, DC —Allied Capital Corporation (NYSE: ALD) announced today that four leading independent proxy advisory firms, RiskMetrics Group (formerly Institutional Shareholder Services, or ISS), Glass Lewis & Company, Egan-Jones Proxy Services, and Proxy Governance, Inc. have each issued reports recommending that shareholders of Allied Capital vote “FOR” both of the proposals included in the proxy statement for the Special Meeting of Stockholders to be held on March 26, 2010. The proposals to be voted on at the Special Meeting are:
1.	A proposal to approve the merger of ARCC Odyssey Corp., a wholly owned subsidiary of Ares Capital, and Allied Capital and to approve the Agreement and Plan of Merger dated as of October 26, 2009; and

2.	A proposal to approve the adjournment of the Allied Capital Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at that time to approve the foregoing proposal.
Regarding the proposed merger with Ares Capital,
RiskMetrics Group stated in its report dated March 16, 2010:
“Through a combination with ARCC, ALD shareholders would receive an immediate resumption of dividend payments as well as be participants to any upside in ARCC’s stock performance. Based on these factors and the valuation analysis, which points to lower valuations for ALD stand-alone, and a reasonable offer premium, we recommend shareholders vote in favor of this transaction.”
Glass Lewis & Company stated in its report dated March 15, 2010:
“...we agree with the board that the proposed merger with Ares may represent the best strategic option available to the Company and its shareholders. In exchange for approving the transaction, shareholders will receive an equity stake in a firm with greater financial stability and liquidity, with considerably improved operational prospects.”
Egan-Jones Proxy Services stated in its report dated March 10, 2010:
“Based on our review of publicly available information on strategic, corporate governance and financial aspects of the proposed transaction, Egan-Jones views the proposed transaction to be a desirable approach in maximizing shareholder value and recommends that clients holding shares of Allied Capital Corporation vote “FOR” this Proposal.”
Proxy Governance, Inc. stated in its report dated March 9, 2010:
“We support this transaction based on the enthusiastic response of equity analysts, the board’s demonstrable efforts over the prior year to maximize sale price by stabilizing the company’s financial footing through asset sales, debt restructuring, and headcount reductions, and the compelling evidence that shareholders’ next-best alternative — maintaining the company as a stand-alone entity — will likely take far longer to improve shareholder returns than merging with a strong partner with proven access to capital.”
The Allied Capital Board of Directors has unanimously approved the merger and the merger agreement and unanimously recommends that Allied Capital shareholders vote “FOR” both proposals. It has also been announced that, if the merger is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Allied Capital common stock, then Allied Capital’s Board of Directors intends to declare a special dividend of $0.20 per share payable to Allied Capital shareholders of record on the date the merger is approved. The dividend would be funded at the closing of the merger and disbursed promptly afterwards.

If the merger is approved, Allied Capital shareholders will become Ares Capital shareholders, with each Allied Capital shareholder receiving 0.325 shares of Ares Capital common stock for each share of Allied Capital common stock owned immediately prior to the merger. If the merger is completed, Allied Capital shareholders would currently own approximately 30% of the combined company.
Each shareholder’s vote is extremely important. The majority of Allied Capital’s approximately 180 million shares outstanding are held by individual investors. Therefore, it is crucial that all of our shareholders participate in this vote. Shareholders who abstain, or simply fail to return their proxies or voting instruction forms, will have the same effect as if they voted “Against” the merger.
Allied Capital urges each shareholder to submit their proxy as promptly as possible. If you haven’t received your proxy materials, please call your broker to request them. Shareholders who have not yet voted may continue to receive a shareholder letter and proxy materials in the mail, and may receive phone calls from our proxy solicitor, Georgeson, or Allied Capital to solicit their vote. You may contact Georgeson at (866) 695-6072 to vote your shares over the phone.
Allied Capital anticipates the closing of the merger to take place around the end of the first quarter of 2010. The closing of the merger is subject to the receipt of shareholder approvals from Allied Capital and Ares Capital shareholders, and other closing conditions.
About Allied Capital Corporation
Allied Capital (NYSE: ALD) is a business development company (BDC) that is regulated under the Investment Company Act of 1940. Allied Capital invests long-term debt and equity capital in middle-market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for over 50 years. Allied Capital has a diverse portfolio of investments in 77 companies across a variety of industries. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.
Forward-Looking Statements
Statements included herein and in the Joint Proxy Statement/Prospectus and the supplement to the Joint Proxy Statement/Prospectus referred to below may constitute “forward-looking statements,” which relate to future events or the future performance or financial condition of Ares Capital or Allied Capital or the combined company following the merger. Ares Capital and Allied Capital caution readers that any forward-looking information is not a guarantee of future performance, condition or results and involves a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger, including, among others, future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.
Factors that may affect future results and condition are described in “Special Note Regarding Forward-Looking Statements” in the Joint Proxy Statement/Prospectus and in Ares Capital’s and Allied Capital’s other filings with the SEC, each of which are available at the SEC’s web site http://www.sec.gov or http://www.arescapitalcorp.com or http://www.alliedcapital.com, respectively. Ares Capital and Allied Capital disclaim any obligation to update and revise statements made herein or in the Joint Proxy Statement/Prospectus or the supplement to the Joint Proxy Statement/Prospectus based on new information or otherwise.
Important Additional Information Filed with SEC
This Communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital. In connection with the proposed transaction, Ares Capital has filed with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital. On or around February 16, 2010, Ares Capital and Allied Capital began mailing the Joint Proxy Statement/Prospectus to their respective stockholders of record as of the close of business on February 2, 2010 and, on or around March 11, 2010, Ares Capital and Allied Capital began mailing a supplement to the Joint Proxy Statement/Prospectus to their respective stockholders as of the record date. INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, THE SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders can obtain free copies of the Registration Statement, Joint Proxy Statement/Prospectus, the supplement to the Joint Proxy Statement/Prospectus and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement, Joint Proxy Statement/Prospectus, the supplement to the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at http://www.arescapitalcorp.com or on Allied Capital Corporation’s website at http://www.alliedcapital.com, respectively.
Proxy Solicitation
Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees, including employees of Ares Capital’s investment adviser Ares Capital Management LLC and its affiliates, may be soliciting proxies from Ares Capital and Allied Capital stockholders in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital stockholders in connection with the proposed acquisition is set forth in the Joint Proxy Statement/Prospectus and the supplement to the Joint Proxy Statement/Prospectus filed with the SEC. You can obtain a free copy of these documents in the manner set forth above.